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                                                                 EXHIBIT 11
                             UNC INCORPORATED AND SUBSIDIARIES
                                    Earnings Per Share
                        For the Three Years Ended December 31, 1995
                          (in thousands except per share amounts)

                                                            Year Ended December 31,
                                                       --------------------------------
                                                         1995        1994        1993
                                                       --------    --------    --------
Earnings (loss) before extraordinary item              $  1,923    $(67,932)   $ 11,594
Extraordinary item                                                                 (532)
                                                       --------    --------    --------
Net earnings (loss) - primary earnings per share          1,923     (67,932)     11,062

 Adjustments - fully diluted earnings per share:
  Decrease in interest expense related to
   convertible debt, net of income tax effect (1),(3)     3,343       4,318       4,114
Adjusted net earnings (loss) - fully diluted
                                                       --------    --------    --------
 earnings per share                                    $  5,266    $(63,614)   $ 15,176
                                                       ========    ========    ========
Calculation of primary net earnings (loss) per share:
 Average common shares outstanding during the year (2)   17,666      17,474      17,356
Increase for common stock equivalents:
 Stock options under treasury stock method                  229         385         400

 Adjusted average shares outstanding for the year -
                                                       --------    --------    --------
  primary                                                17,895      17,859      17,756
                                                       ========    ========    ========
Primary earnings (loss) per share:
 Earnings (loss) before extraordinary item             $    .11    $  (3.80)   $    .62
 Extraordinary item                                                                (.03)
                                                       --------    --------    --------
  Net earnings (loss)                                  $    .11    $  (3.80)   $    .59
                                                       ========    ========    ========
Calculation of fully diluted earning (loss) per share:
 Average common shares outstanding during the year (2)   17,666      17,474      17,356
Increase for common stock equivalents:
 Stock options under treasury stock method                  244         385         503
 Dilutive shares issuable upon conversion of
  convertible debt(1)                                     4,364       4,481       4,481
 Adjusted average shares outstanding for the year -
                                                       --------    --------    --------
  fully diluted                                          22,274      22,340      22,340
                                                       ========    ========    ========
Fully diluted earnings (loss) per share:
 Earnings (loss) before extraordinary item             $    .24    $  (2.85)   $    .68
 Extraordinary item                                                                (.02)
                                                       --------    --------    --------
  Net earnings (loss)                                  $    .24    $  (2.85)   $    .66
                                                       ========    ========    ========
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(1)  The convertible subordinated debentures were anti-dilutive for all years presented.

(2)  Exclusive of 700,000 treasury shares for all years presented.

(3) The convertible subordinated debentures are not common stock equivalents in the calculation of primary net earnings per share.